Exhibit 99.1

Stacy Roughan

Director, Investor Relations

DineEquity, Inc.

818-637-3632

DineEquity, Inc. Completes Sale-Leaseback of 181 Applebee’s-Owned Restaurant
Locations, Enables $303 Million Reduction in the Company’s Funded Debt

GLENDALE, Calif., June 17, 2008 — DineEquity, Inc. (NYSE: DIN), franchisor and operator of Applebee’s and IHOP restaurants, today announced the completion of a sale-leaseback transaction for 181 Applebee’s company-owned restaurant locations with an entity majority owned by affiliates of Drawbridge Special Opportunities Fund LP, Drawbridge Real Assets Fund LP and Cardinal Capital Partners.  Drawbridge funds are affiliates of Fortress Investment Group, a publicly traded, global alternative asset manager.  The sale-leaseback transaction generated approximately $296 million in after-tax cash proceeds.  After-tax cash proceeds exclude approximately $5 million in transaction costs related to the sale-leaseback.  Due to the sale-leaseback transaction, DineEquity also plans to accelerate for tax purposes the recognition of financing and interest rate swap related costs associated with its funded debt reduction.  This will result in an approximate $12 million tax benefit that is expected to partially offset the tax obligation of the sale-leaseback transaction and enable the Company to reduce its consolidated funded debt by approximately $303 million.

The sale-leaseback of Applebee’s company-owned restaurants does not qualify as a sale under accounting rules.  This is due to the ongoing economic involvement Applebee’s will have with the properties until the restaurants can be franchised and the leasehold obligations transferred to the acquiring franchisees.  As a result, the expense associated with leasehold obligations established under the transaction will be captured in the Company’s interest expense line item on its consolidated statement of operations.  Initially, the interest expense associated with this lease payment will be approximately $2 million per month.  This payment is expected to be reduced over time as leasehold obligations are transferred to franchisees who acquire Applebee’s company-operated restaurants. As previously announced, DineEquity intends to franchise the large majority of Applebee’s company-operated restaurants over the next two and a half years.

This accounting treatment is not expected to materially impact consolidated cash from operations and the Company reiterated that it expects to generate $105 to $110 million in consolidated cash from operations for fiscal 2008.  DineEquity is evaluating its sale-leaseback gross proceeds of $337 million against the preliminary purchase price accounting values of the properties included in this transaction.  Such evaluation may result in an impairment charge during the second quarter 2008.

Due to technical reasons, six restaurant properties of the previously targeted 187 were excluded from the sale-leaseback transaction.  The Company anticipates selling these properties in the

DineEquity, Inc.
450 North Brand Blvd., 7th floor
Glendale, California 91203-4415
866.995.DINE

future.  For more information on the sale-leaseback transaction, please visit the Investor Overview section of DineEquity’s Investor Relations website at http://investors.dineequity.com.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc. franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With more than 3,300 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the strategic and financial benefits of the acquisition of Applebee’s International, Inc., expectations regarding integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of the Company’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with executing the Company’s strategic plan for Applebee’s; risks associated with the Company’s incurrence of significant indebtedness to finance the acquisition of Applebee’s; the failure to realize the synergies and other perceived advantages resulting from the acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel after the acquisition; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies; or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP, International House of Pancakes and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.